CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Oppenheimer Equity Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Equity Fund, Inc., of our report dated February 16, 2011, relating to the financial statements and financial highlights of Oppenheimer Equity Fund, Inc., appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/KPMG
                         KPMG LLP

Denver, Colorado

March 28, 2011